Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cypress Bioscience, Inc. 2000 Equity Incentive Plan, as Amended, of our reports dated March 9, 2007, with respect to the financial statements of Cypress Bioscience, Inc., Cypress Bioscience, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cypress Bioscience, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
November 2, 2007